                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Adam C. Derbyshire                Mike Freeman
          Vice President and                Director, Investor Relations and
          Chief Financial Officer           Corporate Communications
          919-862-1000                       919-862-1000

                         SALIX PHARMACEUTICALS ANNOUNCES
                      SECOND QUARTER 2002 FINANCIAL RESULTS
                           CONFERENCE CALL AND WEBCAST

RALEIGH, NC, July 23, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company will report second quarter 2002 financial results before the market opens on Tuesday, July 30, 2002.

The Company will host a conference call at 10:00 a.m. EDT, on July 30, 2002. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company's web site through August 5.

The telephone numbers to access the conference call are (800) 231-9012 (U.S. and Canada) or (719) 457-2617 (international.) A replay of the call will be available from 1:00 p.m., EDT, July 30 through August 5. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 310572.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete the required development and regulatory submission of these products, and market them through the Company's 60-member gastroenterology specialty sales force. Salix's marketed product is COLAZAL(R), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a pellet formulation of mesalamine. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com.

       Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.